Exhibit 10.18

THIRD AMENDMENT TO

MATADOR RESOURCES COMPANY

2003 STOCK AND INCENTIVE PLAN

The Board of Directors of Matador Resources Company, a Texas corporation (the “Company”), at a meeting duly called and held on February 1, 2006, has adopted and approved the following amendments to the Matador Resources Company 2003 Stock and Incentive Plan (the “Plan”).

Section 1.2(c)(i) of the Plan shall be amended to read in its entirety as follows:

“(i) Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Company or an affiliate, becomes the beneficial owner, directly or indirectly, of voting securities representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, if Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, would deem those beneficial owners of the Company’s voting securities for whom Wellington Management Company, L.P. serves as investment adviser (the “Wellington Holders”) to be a “group” and therefore one “person” for the foregoing purpose, such percentage shall be deemed, for the purpose of application to the beneficial owners comprising the Wellington Holders group but not for any other beneficial owners, to be increased to a percentage that exceeds by one percent (1%) the percentage of the combined voting power of the Company’s then outstanding voting securities represented by the total voting securities beneficially owned, directly or indirectly, by the Wellington Holders group, but in no event greater than fifty percent (50%);”

No other approval by the Company or its shareholders is necessary for this amendment.

The Plan, as amended hereby, shall continue in full force and effect.

ADOPTED BY THE BOARD: February 1, 2006.